Exhibit 10

AMENDMENT NO. 4 TO EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement (the “Amendment”) is made as of August 11, 2011 between Electro Scientific Industries, Inc. (“ESI” or the “Company”) and Nicholas Konidaris (“Executive”).

Pursuant to an Employment Agreement dated as of January 7, 2004 (the “Employment Agreement”), as amended, between the Company and Executive, the Company agreed to employ Executive, and Executive agreed to provide his services and expertise, in the position of President and Chief Executive Officer.

WHEREAS, the parties wish to amend the Employment Agreement to make certain provisions compliant with Section 409A of the Internal Revenue Code of 1986, as amended (and, therefore, consistent with certain provisions of the restricted stock unit awards made to Executive since the date of the Amendment), and to address certain ambiguities arising from Amendment No. 3 to Employment Agreement, dated as of September 30, 3009 (“Amendment No. 3”).

NOW, THEREFORE, the parties agree as follows:

1. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Employment Agreement.

2. Section 9(b)(ii) of the Employment Agreement is amended in its entirety to read as follows (which amended section also supercedes Section 9(b)(iv) of the Employment Agreement in its entirety):

“(ii) if a without Cause termination or termination for Good Reason occurs and there has been no Change of Control, (A) a severance payment (subject to applicable taxes and withholding) in an amount equal to one year of Executive’s Base Salary in effect immediately prior to the time of termination paid in equal installments in accordance with ESI’s normal pay practices over the 12 month period following the date of termination, plus the prorata portion of the bonus that would have been earned by Executive for the year in which the termination occurs (prorated for the number of days in the year prior to the date of the termination) and (B) all equity awards will continue to vest for two years following the date of termination and will continue to be exercisable for three years following the date of termination (subject to the original expiration date of the award); provided, however, that any payments made pursuant to this subsection (ii) shall be repaid by Executive and the continued vesting and exercisability of equity awards provided in this subsection (ii) shall terminate in the event Executive violates in any material respect the Employee Confidentiality, Non Competition and Assignment Agreement provided for in Section 10(a) hereof; and provided further, that for purposes of clause (B), (X) with respect to performance-based restricted stock units with a performance period that extends beyond the second anniversary of the date of termination, vesting shall occur at the end of the performance period and the number of shares of Common Stock deliverable under the award will be determined by multiplying the total number of shares Executive would have been entitled to receive had he remained employed for the entire performance period multiplied by a fraction, the numerator of which is the number of whole months elapsed from the grant date to the second anniversary of the date of termination of employment and the denominator of which is the number of whole months in the performance period under the award and (Y), with respect to time-based restricted stock units, rather than continued vesting, instead, on the date of termination, a number of restricted stock units vest equal to either (i) the total number of shares of Common Stock issuable under the award agreement if the date for delivery of the entire award is two years or less following the date of termination or (ii) a portion of the total number of shares of Common Stock issuable under the award agreement if the date for delivery of the entire award is more than two years following the date of termination, determined by multiplying the total number of shares issuable under the award by a fraction, the numerator of which is the number of whole months elapsed from the grant date to the second anniversary of the date of termination of employment and the denominator of which is the number of whole months from the grant date to the date payment is required under the original award, less any shares previously delivered under the award.”

3. Section 3 of Amendment No. 3 is amended in its entirety to read as follows:

“All equity awards made to Executive after September 30, 2009 shall provide that upon Executive’s retirement after age 67, any unvested part of the award will continue to vest and will continue to be exercisable for three years following the date of retirement (subject to the original expiration date of the award); provided, however, that extended vesting and exercisability of equity awards provided in this paragraph shall terminate in the event Executive violates in any material respect the Employee Confidentiality, Non Competition and Assignment Agreement provided for in Section 10(a) hereof; and provided further, that (X) with respect to performance-based restricted stock units with a performance period that extends beyond the third anniversary of the date of termination, vesting shall occur at the end of the performance period and the number of shares of Common Stock deliverable under the award will be determined by multiplying the total number of shares Executive would have been entitled to receive had he remained employed for the entire performance period multiplied by a fraction, the numerator of which is the number of whole months elapsed from the grant date to the third anniversary of the date of termination of employment and the denominator of which is the number of whole months in the performance period under the award and (Y), with respect to time-based restricted stock units, rather than continued vesting, instead, on the date of termination, a number of restricted stock units vest equal to either (i) the total number of shares of Common Stock issuable under the award agreement if the date for delivery of the entire award is three years or less following the date of termination or (ii) a portion of the total number of shares of Common Stock issuable under the award agreement if the date for delivery of the entire award is more than three years following the date of termination, determined by multiplying the total number of shares issuable under the award by a fraction, the numerator of which is the number of whole months elapsed from the grant date to the third anniversary of the date of termination of employment and the denominator of which is the number of whole months from the grant date to the date payment is required under the original award.”

4. If there is any inconsistency in the treatment of equity based awards between the provisions of Section 9(b) of the Employment Agreement, the above Section 4, and the provisions of any award agreement, then the award shall be subject to the terms most favorable to Recipient. In addition, if the definition of “Cause”, “Change in Control”, “Disability” or “Good Reason” as set forth in the Employment Agreement and any award agreement differ, the definitions set forth in the Employment Agreement shall control.

5. Except as modified hereby, the Employment Agreement, as amended, remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 4 as of the date and year first written above.

ELECTRO SCIENTIFIC INDUSTRIES, INC.

By:	/s/ Jon D. Tompkins
Name:	Jon D. Tompkins
Title:	Chairman of the Board

/s/ Nicholas Konidaris
Nicholas Konidaris, Executive

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